Exhibit 99.1
IMAGE ENTERTAINMENT’S NASDAQ MINIMUM MARKET VALUE
COMPLIANCE PERIOD EXTENDED THREE MONTHS
Image’s Common Stock to Trade on NASDAQ Global Market
During Interim Period
CHATSWORTH, Calif., Oct. 20, 2008 — Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it had received notification that NASDAQ has suspended, for a three month period, the enforcement of the rule requiring a minimum market value of publicly held shares. The Company will now have until February 6, 2009 to achieve compliance with the rule.
On August 4, 2008, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that for the last 30 consecutive trading days, the Company’s publicly held shares had not maintained a minimum market value of $15 million as required under NASDAQ Marketplace Rule 4450(b)(3).
On October 16, 2008, NASDAQ implemented a temporary suspension of enforcement of Marketplace Rule 4450(b)(3) until Friday, January 16, 2009, due to the volatility of current market conditions. As a result of the temporary suspension, NASDAQ informed the Company that its deadline for compliance with Marketplace Rule 4450(b)(3) has been extended from November 3, 2008 to February 6, 2009.
During this interim period, the Company’s common stock is expected to continue to trade on The NASDAQ Global Market. If compliance with Marketplace Rule 4450(b)(3) cannot be demonstrated by February 6, 2009, the staff of The NASDAQ Stock Market Listing Qualifications department (the “Staff”) will deliver a written notification to the Company that its securities will be delisted from The NASDAQ Global Market. If the Company receives a delisting notice, the Company may appeal the Staff’s determination to a Listing Qualifications Panel. Alternatively, the Company may apply to transfer its securities to The NASDAQ Capital Market.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, among other things, the ability of our common stock to continue trading on NASDAQ, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations depending on the impact of post-quarter close adjustments and credits. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Press/Corporate Contact:
Jeff M. Framer
Chief Financial Officer
818-407-9100 ext. 299
jframer@image-entertainment.com